Exhibit 3.25

dpl50104.cer

CERTIFICATE OF INCORPORATION

OF

COMDATA STORED VALUE SOLUTIONS, INC.

(FORMERLY STORED VALUE SYSTEMS, INC.)

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Stored Value Systems, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of common stock which the Corporation shall have authority to issue is one hundred (100). All such shares shall be of the par value of $1.00 per share.

FIFTH: The name and mailing address of the incorporator is:

Amy S. Gardner

1209 Orange Street

Wilmington, Delaware 19801

SIXTH: The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

Name	Mailing Address
Jon L. Gorney	1900 East Ninth Street
Cleveland, OH 44114-3484

Delroy R. Hayunga	Watterson Tower
1930 Bishop Lane Louisville, KY 40227

Tony G. Holcombe	1231 Durrett Lane
Louisville, KY 40285-0001

A. Joseph Parker	1900 East Ninth Street
Cleveland, OH 44114-3484

C. Sidney Price	Watterson Tower
1930 Bishop Lane Louisville, KY 40227

Philip L. Rice	1900 East Ninth Street
Cleveland, OH 44114-3484

William R. Robertson	1900 East Ninth Street
Cleveland, OH 44114-3484

Robert G. Siefers	1900 East Ninth Street
Cleveland, OH 44114-3484

SEVENTH: The board of directors of the Corporation shall have power to make, alter, amend or repeal the by-laws of the Corporation.

EIGHTH: No director or former director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of

2

fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, which deals with the paying of a dividend or the approving of a stock repurchase or redemption which is illegal under Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Ninth.

IN WITNESS WHEREOF, I the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 16th day of August, 1995.

/s/ Amy S. Gardner
Amy S. Gardner

3

CERTIFICATE OF AMENDMENT

OF

Comdata Stored Value Solutions Inc.

(Formerly Stored Value Systems, Inc.)

(pursuant to Section 242 of the Delaware General Corporation Law)

I, the undersigned, David L. Zoeller, Secretary of Stored Value Systems, Inc., a Delaware Corporation do hereby certify that by Unanimous Written Consent in lieu of a special meeting of the Board of Directors of the Corporation dated as of the 23rd day of October, 1996, the following resolutions were duly adopted by the Board of Directors and that the following resolutions are now in full force force and effect;

RESOLVED, that as of the effective date of this consent, the board of directors hereby approves and adopts the following amended Article Fourth of the Certificate of Incorporation of the Corporation:

FOURTH: The total number of shares of Common Stock which the Corporation shall have authority to issue is two hundred (200). All such shares shall be of the par value of $1.00 per share.

The total number of shares of Convertible Preferred Stock which the Corporation shall have authority to issue is 1,480. All such shares shall be of the par value of $0.01 per share. The Convertible Preferred Stock shall have the following terms:

(a.) Stated Value. Each share of Convertible Preferred Stock shall have an initial stated value of $10,000 which shall be reduced, from time to time, by the amount of any cash distribution or cash dividend paid or the fair market value of any other property distributed to the holder of a share of Convertible Preferred Stock (the initial stated value as so reduced, the “Stated Value”).

(b.) Dividends. No dividend or other distribution shall be declared or paid on the Common Stock of the Corporation unless and until each outstanding share of Convertible Preferred Stock has received its Stated Value. After each outstanding share of Convertible Preferred Stock has received its Stated Value, so long as any shares of Convertible Preferred Stock remain outstanding, any dividends shall be payable: 83% to the holders of the Convertible Preferred Stock, in proportion to the number of shares of Convertible Preferred Stock held by each of them, and 17% to the holders of the Common Stock, in proportion to the number of shares of Common Stock, held by each of them.

(c.) Liquidation Rights.

c.1 In the event of any liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, and whether as a result of an asset sale or otherwise, each holder of Convertible Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation, a preferential amount in cash equal to its Stated Value. The holders of Convertible Preferred Stock shall receive the Stated Value before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of Common Stock. If in any distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of the Convertible Preferred Stock the full amounts due to them, then the holders shall share in any distribution of assets in proportion to the amounts that would be payable if all sums were paid in full.

c.2 After making all distributions required by Section c.1, any remaining assets of the Corporation shall be distributed 83% to the holders of the Convertible Preferred Stock, in proportion to the number of shares of Convertible Preferred Stock held by each of them, and 17% to the holders of the Common Stock, in proportion to the number of shares of Common Stock held by each of them.

(d.) Voting Rights.

d.1 Except as otherwise required by law or as otherwise provided herein, until conversion of all of the Convertible Preferred Stock, the holders of Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters submitted to the stockholders for a vote. The holders of Convertible Preferred Stock shall exercise 83% of the voting power, in proportion to the number of shares of Convertible Preferred Stock held by each of them, and the holders of the Common Stock shall exercise 17% of the total voting power, in proportion to the number of shares of Common Stock held by each of them.

d.2 No amendment to the Certificate of Incorporation which alters or changes the powers, preferences or rights of the Convertible Preferred Stock so as to affect them adversely shall be effective without the approval of the vote of the holders of a majority of the outstanding shares of Convertible Preferred Stock.

d.3 The Corporation shall not create any new class of capital stock, authorize any additional shares of Convertible Preferred Stock or Common Stock, or issue, or enter into any commitment to issue, shares of Convertible Preferred Stock without the approval of the holders of a majority of the outstanding shares of Convertible Preferred Stock.

(e.) Conversion Rights.

e.1 At any time after the Eligibility Date (as defined in Section e.5), holders of a majority of the outstanding shares of Convertible Preferred Stock may, by written notice to the Corporation, elect to convert all the Convertible Preferred Stock into Common Stock.

e.2 At any time after the Eligibility Date if (i) the book value of the equity of the Corporation (including the Common Stock and Convertible Preferred Stock) as shown on its most recent quarterly balance sheet prepared and presented in conformity with generally accepted accounting principles equals or exceeds 133% of the Stated Value of the outstanding Convertible Preferred Stock; and (ii) the holders of a majority of the Common Stock then outstanding have delivered written notice to the Corporation and to each holder of Convertible Preferred Stock demanding conversion of the outstanding Convertible Preferred Stock, all the Convertible Preferred Stock shall be converted into Common Stock.

e.3 If any shares of Convertible Preferred Stock are converted into Common Stock, all of the Convertible Preferred Stock shall be automatically converted into Common Stock. All outstanding shares of Convertible Preferred Stock, regardless of the number of shares or their date of issue, shall convert into 130 shares of Common Stock, subject to adjustment as described in Section e.4. The surrender of shares of Convertible Preferred Stock for cancellation in the event of the exercise of the “Group Option” as described in the Stockholders Agreement to which the Corporation is a party, shall not be considered a conversion for purposes of this Section e.

e.4 If the “Group Option” (as defined in Section 4.1 of the Stockholders Agreement to which the Corporation is a party) is exercised, the number of shares of Common Stock into which the Convertible Preferred Stock is convertible shall be adjusted as described in that Stockholders Agreement.

e.5 Eligibility Date means the earlier of: (i) June 1,1999 if the Group Option expires without exercise; (ii) the date when there is no longer a holder of Common Stock employed by the Corporation who would be eligible to exercise the Group Option; (iii) if the Group Option is exercised, the day of the closing of purchases and sale that occurs as a result of the exercise of the Group Option.

e.6 At any time after notice is delivered to the Corporation under Section e.1 or e.2 that the Convertible Preferred Stock is to be converted, the holders of certificates representing Convertible Preferred Stock shall be entitled to surrender those certificates to the Corporation, duly endorsed for transfer over the stock powers executed in blank, and the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock. Until the certificate or certificates representing the Convertible Preferred Stock that has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which the Convertible Preferred Stock has been converted have been issued and delivered, any certificate representing shares of Convertible Preferred Stock that have been converted shall represent the shares of Common Stock into which the shares of Convertible Preferred Stock have been converted. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

e.7 The Corporation shall issue fractional shares of Common Stock upon the conversion of Convertible Preferred Stock, unless the Corporation and the holder of such Convertible Preferred Stock agree upon a payment in lieu of any such fractional share.

(f.) Other Provisions.

f.1 No share or shares of Convertible Preferred Stock acquired by the Corporation for any reason shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Convertible Preferred Stock which the Corporation shall be authorized to issue.

f.2 The Corporation and its transfer agent, if any, for the Convertible Preferred Stock may deem and treat the record holder of any shares of Convertible Preferred Stock as the sole true and lawful owner thereof for all purposes and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

f.3 The Corporation shall issue fractional shares of Convertible Preferred Stock upon the original issuance, transfer or exchange of a share of Convertible Preferred Stock, unless the Corporation and the holder of such Preferred Stock share agree upon a payment in lieu of any such fractional share.

IN TESTIMONY WHEREOF, I have set forth my hand this 12th day of March, 1997, in Cleveland, Ohio.

/s/ David L. Zoeller
David L. Zoeller
Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Stored Value Systems, Inc..

2. The registered office of the Corporation within the State of Delaware is hereby changed to 9 East Loockerman Street, City of Dover 19901, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 1/9/02

/s/ Bill McDonald
Bill McDonald, Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:18 AM 11/01/2006
FILED 11:18 AM 11/01/2006
SRV 061002479 – 2530113 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Stored Value Systems, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

The name of the corporation (hereinafter called the “Corporation”) is Comdata Stored Value Solutions, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 1st day of November, 2006

By:	/s/ Lisa E. Peerman
Authorized Officer
Title:	Vice President and Assistant Secretary
Name:	Lisa E. Peerman
Print or Type